Exhibit 99.1

Contact:	John Haudrich (investors), 314-656-5375
Sue Neumann (media), 314-656-5691
www.smurfit-stone.com

SMURFIT-STONE REPORTS THIRD QUARTER 2008 RESULTS

•            Net income of $0.24 per share includes favorable resolution of Canadian tax matters

•            Adjusted net loss of $0.08 per share includes a $0.04 loss related to energy hedges

•            Liquidity improved in the third quarter; In compliance with all financial covenants

•            Company expects sequentially improved adjusted net earnings in fourth quarter 2008

	3Q 2008	2Q 2008	3Q 2007
Net income (loss) available to common stockholders per diluted share	$0.24	$(0.16)	$(0.38)
Non-cash foreign currency exchange (gains) losses - Canadian dollar	(0.03)	0.02	0.09
Loss on sale of assets	—	—	0.38
Restructuring charges	0.04	0.02	0.03
Resolution of income tax matters	(0.33)	—	—
Pension curtailment	—	—	(0.01)
Adjusted net income (loss) available to common stockholders per diluted share	$(0.08)	$(0.12)	$0.11

CREVE COEUR, Mo., and CHICAGO, October 22, 2008 —   Smurfit-Stone Container Corporation (NASDAQ: SSCC) today reported third quarter 2008 net income available to common stockholders of $62 million, or $0.24 per share. As previously reported, earnings benefited $84 million, or $0.33 per share, from the favorable resolution of Canadian income tax matters.

Adjusting for the items detailed in the chart above, Smurfit-Stone reported a third quarter 2008 adjusted net loss of $21 million, or $0.08 per diluted share. Results compare to adjusted net income of $28 million, or $0.11 per share, in the third quarter 2007 and an adjusted net loss of $31 million, or $0.12 per share, in the second quarter 2008.

Sales of $1.9 billion for the third quarter 2008 were up 2.3 percent on a sequential basis and were comparable to the third quarter 2007.

Commenting on the company’s third quarter performance, Patrick J. Moore, chairman and CEO, said, “As expected, our adjusted earnings improved from the second quarter. We raised our containerboard and box prices and both mill production and box shipments improved. Higher selling prices and greater volume more than offset incremental cost inflation. To guard against rapidly increasing commodity inflation, we expanded our hedging program earlier this year. However, as energy prices declined sharply later in the third quarter, we incurred a $0.04 per share loss related to our hedge position. We continued to make progress implementing our transformation plan and we remain on-track to realize $525 million in cumulative savings this year. Our liquidity improved in the third quarter and we remain in compliance with all financial covenants.”

Third quarter highlights:

•                  Segment profits: $100 million, up $26 million sequentially, down $82 million from prior year

•                  Domestic containerboard and box prices improved both sequentially and year-over-year

•                  Sequential volume improvement: mills 1.5 percent; per-day US box shipments 2.4 percent

•                  Cost inflation: $22 million sequentially, $110 million year-over-year

•                  Closures: 4 converting plants; headcount reduction:  229

•                  Additional closures announced: 4 converting plants, Snowflake paper machine, Pontiac mill

•                  Reported debt was $3.57 billion, flat with second quarter 2008

Commenting on third quarter operations, Steven J. Klinger, president and COO, said:  “Despite continued cost inflation, our operating profits increased from the second quarter as we implemented our July price initiatives and volumes improved. Mill production increased 33,000 tons. Our per-day US box shipments improved 2.4 percent sequentially but declined 1.2 percent from the prior year. Excluding the impact of box plant closures, adjusted shipments were down 0.4 percent from the prior year. This compares favorably to the 3.4 percent decline in industry demand. Our adjusted shipments outperformed trends reported by the Fiber Box Association for the fourth consecutive quarter. Unprecedented energy inflation earlier this year drove higher freight and chemical costs in the third quarter while hurricanes impacted wood fiber and other input costs.  We made continued progress with our strategic initiatives and expect to complete the program in the first half of 2009. Our two new greenfield plants commenced operations recently, we closed four higher cost box plants, and announced four additional closures. As a result of these closures, we reduced headcount by 229 positions. Furthermore, we shut our Snowflake, AZ, medium machine on October 15 and announced our intent to close our Pontiac pulp mill at the end of October.”

Outlook – improved financial performance

While the global slowdown is impacting the US packaging market, Smurfit-Stone currently expects improved sequential results in the fourth quarter driven by higher selling prices and lower costs. Commenting on Smurfit-Stone’s fourth quarter outlook, Moore said, “We are focused on margin restoration as we complete our July price initiative following unprecedented cost inflation earlier this year. Earnings will benefit from higher selling prices and moderating commodity costs due to lower freight and recycled fiber prices. Furthermore, our transformation program will drive incremental savings. We are taking the necessary steps to ensure sufficient financial flexibility given turbulent financial markets and uncertain economic conditions.”

Smurfit-Stone management will discuss the company’s financial performance at 9 a.m. ET Thursday, October 23, via a live webcast and teleconference. Participants may join the presentation by linking to the webcast through the investor page of the company’s website at www.smurfit-stone.com or by calling (866) 393-7299 (request the Smurfit-Stone earnings call) no later than 8:50 a.m. ET. The presentation will be archived on the company’s website.

# # #

Smurfit-Stone Container Corporation (NASDAQ: SSCC) is one of the industry’s leading integrated containerboard and corrugated packaging producers and is one of the world’s largest paper recyclers.  The company is a member of the World Business Council for Sustainable Development, the Sustainable Forestry Initiative®, and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $7.4 billion in 2007, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated from time to time in the company’s Securities and Exchange Commission filings. In this press release, certain non-U.S. GAAP financial information is presented. A reconciliation of that information to U.S. GAAP financial measures and additional disclosure regarding our use of non-GAAP financial measures are included in the attached schedules.

2

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$7	$7
Receivables, net	172	170
Retained interest in receivables sold (Note 1)	254	249
Inventories	555	540
Prepaid expenses and other current assets	31	36
Total current assets	1,019	1,002

Net property, plant and equipment	3,518	3,454
Timberland, less timber depletion	32	32
Goodwill	2,727	2,727
Other assets	154	172
	$7,450	$7,387

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$56	$11
Accounts payable	637	582
Accrued compensation and payroll taxes	183	193
Interest payable	60	66
Income taxes payable	18	10
Current deferred income taxes	21	21
Other current liabilities	163	106
Total current liabilities	1,138	989

Long-term debt, less current maturities	3,515	3,348
Other long-term liabilities	696	834
Deferred income taxes	233	361

Stockholders’ equity
Preferred stock	100	97
Common stock	3	3
Additional paid-in capital	4,072	4,066
Retained earnings (deficit)	(2,052)	(2,058)
Accumulated other comprehensive income (loss)	(255)	(253)
Total stockholders’ equity	1,868	1,855
	$7,450	$7,387

Note 1:

At September 30, 2008 and December 31, 2007, $645 million and $656 million, respectively, of receivables had been sold under two accounts receivable programs, of which the company retained a subordinated interest. The off-balance sheet debt related to the two accounts receivable programs totaled $391 million and $422 million, respectively, as of those dates. See our Annual Report on Form 10-K for the year ended December 31, 2007 for a further description of these programs.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$1,879	$1,885	$5,509	$5,579
Costs and expenses
Cost of goods sold	1,696	1,596	4,938	4,815
Selling and administrative expenses	148	163	496	496
Restructuring expense	14	11	27	45
(Gain) loss on disposal of assets	(1)	64	(5)	64
Income from operations	22	51	53	159
Other income (expense)
Interest expense, net	(63)	(73)	(187)	(220)
Loss on early extinguishment of debt		(1)		(29)
Foreign currency exchange gains (losses)	8	(22)	19	(47)
Other, net		(4)	(6)	(2)
Loss before income taxes	(33)	(49)	(121)	(139)
Benefit from (provision for) income taxes	98	(44)	136	(8)
Net income (loss)	65	(93)	15	(147)
Preferred stock dividends and accretion	(3)	(3)	(9)	(9)
Net income (loss) available to common stockholders	$62	$(96)	$6	$(156)

Basic and diluted earnings per common share
Net income (loss) available to common stockholders	$.24	$(.38)	$.02	$(.61)

Weighted average shares outstanding	257	256	257	256

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net income (loss)	$15	$(147)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Loss on early extinguishment of debt		29
Depreciation, depletion and amortization	265	272
Amortization of deferred debt issuance costs	5	6
Deferred income taxes	(173)	(3)
Pension and postretirement benefits	(25)	(58)
(Gain) loss on disposal of assets	(5)	64
Non-cash restructuring expense	7	8
Non-cash stock-based compensation	2	16
Non-cash foreign currency exchange (gains) losses	(19)	47
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables and retained interest in receivables sold	(9)	(83)
Inventories	(14)	2
Prepaid expenses and other current assets		2
Accounts payable and accrued liabilities	69	(4)
Interest payable	(5)	(19)
Other, net	21	2

Net cash provided by operating activities	134	134

Cash flows from investing activities
Expenditures for property, plant and equipment	(304)	(268)
Proceeds from property disposals	8	399

Net cash provided by (used for) investing activities	(296)	131

Cash flows from financing activities
Proceeds from long-term debt		675
Net borrowings (repayments) of long-term debt	168	(904)
Debt repurchase premiums		(23)
Preferred dividends paid	(6)	(6)
Proceeds from exercise of stock options		2
Deferred debt issuance costs		(7)

Net cash provided by (used for) financing activities	162	(263)

Increase in cash and cash equivalents		2
Cash and cash equivalents
Beginning of period	7	9

End of period	$7	$11

SMURFIT-STONE CONTAINER CORPORATION

SELECTED FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	2008				2007 (Note 1)
	1st Qtr	2nd Qtr	3rd Qtr	Sept YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net sales	$1,795	$1,835	$1,879	$5,509	$1,824	$1,870	$1,885	$1,841	$7,420

Containerboard and corrugated containers segment operating profit	$108	$74	$100	$282	$102	$162	$182	$158	$604
Interest expense, net	(63)	(61)	(63)	(187)	(74)	(73)	(73)	(65)	(285)
Corporate expenses	(48)	(48)	(49)	(145)	(44)	(46)	(44)	(43)	(177)
Other income (expense), net	(28)	(22)	(21)	(71)	(70)	(47)	(114)	13	(218)
Pre-tax income (loss) from operations	$(31)	$(57)	$(33)	$(121)	$(86)	$(4)	$(49)	$63	$(76)

Net income (loss) available to common stockholders	$(16)	$(40)	$62	$6	$(55)	$(5)	$(96)	$41	$(115)
Net income (loss) available to common stockholders per diluted share	$(0.06)	$(0.16)	$0.24	$0.02	$(0.21)	$(0.02)	$(0.38)	$0.16	$(0.45)

Adjusted net income (loss) per diluted share	$(0.09)	$(0.12)	$(0.08)	$(0.30)	$(0.09)	$0.06	$0.11	$0.09	$0.17
Adjusted EBITDA	$121	$109	$129	$359	$135	$206	$217	$197	$755

Depreciation, depletion and amortization	$87	$88	$90	$265	$88	$93	$91	$88	$360
Capital expenditures	$94	$113	$97	$304	$96	$75	$97	$116	$384

Pension contributions	$20	$12	$24	$56	$31	$36	$48	$14	$129

Total reported debt	$3,481	$3,572	$3,571	$3,571	$3,739	$3,734	$3,406	$3,359	$3,359

Note 1: Results through the third quarter of 2007 include the operating results of the Brewton, Alabama mill. The mill had annual production capacity of approximately 300,000 tons of white top linerboard and 190,000 tons of solid bleached sulfate (SBS). The mill was sold on September 28, 2007 for net proceeds of $338 million, which were used for debt repayment.

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2008				2007
	1st Qtr	2nd Qtr	3rd Qtr	Sept YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Containerboard System
North American Mill Operating Rates (Containerboard Only)	100.0%	99.0%	99.5%	99.5%	97.1%	98.1%	100.0%	99.8%	99.2%

North American Containerboard Production - M Tons (Note 1)	1,784	1,767	1,794	5,345	1,813	1,851	1,893	1,779	7,336
Year over Year Avg. Domestic Linerboard Price Change	7.5%	6.2%	8.9%	7.7%	12.8%	3.1%	-0.2%	7.8%	4.9%
Sequential Avg. Domestic Linerboard Price Change	-0.5%	-0.6%	4.2%	N/A	-0.3%	0.6%	1.6%	5.7%	N/A

Pulp Production - M Tons	123	136	150	409	145	134	149	146	574
SBS/Bleached Board Production - M Tons (Note 1)	33	29	30	92	78	82	76	33	269
Kraft Paper Production - M Tons	43	44	34	121	46	47	39	45	177

Corrugated Containers
North American Shipments - BSF	17.6	18.1	18.4	54.1	19.0	18.9	18.5	17.9	74.3
Per Day North American Shipments -MMSF	279.1	283.0	288.1	283.4	296.7	299.3	293.7	295.0	296.2
Year over Year Avg. Corrugated Price Change	4.7%	3.6%	3.7%	4.0%	6.9%	3.3%	0.6%	3.5%	3.5%
Sequential Avg. Corrugated Price Change	1.2%	-0.3%	0.4%	N/A	0.1%	0.7%	0.3%	2.4%	N/A

Fiber Reclaimed and Brokered - M tons	1,716	1,677	1,678	5,071	1,721	1,679	1,688	1,754	6,842

Note 1: Results through the third quarter of 2007 include the operating results of the Brewton, Alabama mill.  The mill had annual production capacity of approximately 300,000 tons of white top linerboard and 190,000 tons of solid bleached sulfate (SBS).  The mill was sold on September 28, 2007 for net proceeds of $338 million, which were used for debt repayment.

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	2008				2007
	1st Qtr	2nd Qtr	3rd Qtr	Sept YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net income (loss)	$(13)	$(37)	$65	$15	$(52)	$(2)	$(93)	$44	$(103)
(Benefit from) provision for income taxes	(18)	(20)	(98)	(136)	(34)	(2)	44	19	27
Interest expense, net	63	61	63	187	74	73	73	65	285
Depreciation, depletion and amortization	87	88	90	265	88	93	91	88	360
EBITDA	119	92	120	331	76	162	115	216	569
Receivables discount expense	6	4	4	14	7	9	7	4	27
Restructuring (income) charges	4	9	14	27	24	10	11	(29)	16
Non-cash foreign currency exchange (gains) losses	(15)	4	(8)	(19)	5	20	22	5	52
Litigation charges	8	—	—	8
Loss on early extinguishment of debt	—		—	—	23	5	1	—	29
(Gain) loss on sale of assets	(1)	—	(1)	(2)	—	—	64	1	65
Pension curtailment	—	—	—	—	—	—	(3)	—	(3)
Adjusted EBITDA	$121	$109	$129	$359	$135	$206	$217	$197	$755

“EBITDA” is defined as net income (loss) before (benefit from) provision for income taxes, interest expense, net and depreciation, depletion and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See disclosure following regarding the use of non-GAAP financial measures.

SMURFIT-STONE CONTAINER CORPORATION

ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(In Millions, Except Per Share Data)

(Unaudited)

	2008				2007
	1st Qtr	2nd Qtr	3rd Qtr	Sept YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net income (loss) available to common stockholders (GAAP)	$(16)	$(40)	$62	$6	$(55)	$(5)	$(96)	$41	$(115)
Loss on early extinguishment of debt, net of income taxes	—	—	—	—	14	3	—	—	17
Non-cash foreign currency exchange (gains)/losses	(15)	4	(8)	(19)	5	20	22	5	52
(Gain) loss on sale of assets, net of income taxes	(1)	—	—	(1)	—	—	97	—	97
Restructuring (income) charges, net of income taxes	3	5	9	17	14	1	7	(18)	4
Litigation charges, net of income taxes	5	—	—	5	—	—	—	—	—
Pension curtailment, net of income taxes	—	—	—	—	—	—	(2)	—	(2)
Resolution of prior years income tax matters	—	—	(84)	(84)	—	(4)	—	—	(4)
Reduction in Canadian statutory income tax rates	—	—	—	—	—	—	—	(5)	(5)
Adjusted net income (loss) available to common stockholders (Note 1)	$(24)	$(31)	$(21)	$(76)	$(22)	$15	$28	$23	$44

	2008				2007
	1st Qtr	2nd Qtr	3rd Qtr	Sept YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Net income (loss) per diluted share available to common stockholders (GAAP)	$(0.06)	$(0.16)	$0.24	$0.02	$(0.21)	$(0.02)	$(0.38)	$0.16	$(0.45)
Loss on early extinguishment of debt	—	—	—	—	0.05	0.01	—	—	0.07
Non-cash foreign currency exchange (gains)/losses	(0.06)	0.02	(0.03)	(0.07)	0.02	0.08	0.09	0.02	0.20
(Gain) loss on sale of assets	—	—	—	—	—	—	0.38	—	0.38
Restructuring (income) charges	0.01	0.02	0.04	0.06	0.05	0.01	0.03	(0.07)	0.02
Litigation charges	0.02	—	—	0.02	—	—	—	—	—
Pension curtailment	—	—	—	—	—	—	(0.01)	—	(0.01)
Resolution of prior years income tax matters	—	—	(0.33)	(0.33)	—	(0.02)	—	—	(0.02)
Reduction in Canadian statutory income tax rates	—	—	—	—	—	—	—	(0.02)	(0.02)
Adjusted net income (loss) per diluted share available to common stockholders (Note 1)	$(0.09)	$(0.12)	$(0.08)	$(0.30)	$(0.09)	$0.06	$0.11	$0.09	$0.17

Note 1: Exclusive of loss on early extinguishment of debt, non-cash foreign currency (gains) losses, (gain) loss on sale of assets, restructuring charges, litigation charges, pension curtailment, resolution of prior years’ income tax matters and reduction in Canadian statutory income tax rate.  Adjusted net income (loss) available to common stockholders and adjusted net income (loss) per diluted share available to common stockholders are non-GAAP financial measures.  See disclosure following regarding the use of non-GAAP financial measures.

SMURFIT-STONE CONTAINER CORPORATION

NON-GAAP FINANCIAL MEASURES

We measure our performance primarily through our operating profit.  In addition to our audited consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management uses certain non-GAAP financial measures, including “EBITDA,” “adjusted EBITDA” and “adjusted net income (loss) per diluted share available to common stockholders” to measure our operating performance.  We provide a definition of the components of these measurements and reconciliation to the most directly comparable GAAP financial measure.

These non-GAAP measures are considered by our Board of Directors and management as a basis for measuring and evaluating our overall operating performance.  They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations.  The use of these non-GAAP measures provides an indication of our ability to service debt and we consider them appropriate measures to use because of our highly leveraged position.  We believe these non-GAAP measures are useful in evaluating our operating performance compared to other companies in our industry, and are beneficial to investors, potential investors and other key stakeholders, including analysts and creditors who use these measures in their evaluations of our performance.

EBITDA has certain material limitations associated with its use as compared to net income.  These limitations are primarily due to the exclusion of certain amounts that are material to our consolidated results of operations, such as interest expense, income tax expense and depreciation and amortization.  In addition, EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in our business and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP.  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only as supplemental measures of our operating results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP.  The EBITDA presentation includes a reconciliation to net income which we believe is clear and useful to our stakeholders.  A further reconciliation to adjusted EBITDA excludes certain unusual or non-recurring items, and presents a more accurate picture of our operating performance.

We use adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding from EBITDA certain unusual or nonrecurring items that we believe are not indicative of our ongoing operating results as follows:

•                  Loss on Early Extinguishment of Debt – which represents unamortized deferred debt issuance cost or call premiums charged to expense in connection with our financing activities.

•                  Non-Cash Foreign Currency Gain or Loss – which is recorded in connection with fluctuations in the Canadian dollar. The functional currency for our Canadian operations is the U.S. dollar.  Fluctuations in Canadian dollar-denominated monetary assets and liabilities result in non-cash gains or losses.

•                  Gain or Loss on Sale of Assets – related to significant transactions which occur on an infrequent basis.

•                  Receivables Discount Expense – which is recorded in connection with our accounts receivable securitization program and is considered a financing activity similar to interest expense that is added back in our presentation of adjusted EBITDA in a manner consistent with our interest expense.

•                  Restructuring Charges – which consist primarily of facility closures and other headcount reductions.  A significant amount of these restructuring charges are non-cash charges related to the write-down of property, plant and equipment to estimated net realizable value.  We exclude these restructuring charges to more clearly reflect our ongoing operating performance.

•                  Litigation Charges - related to significant legal matters which occur on an infrequent basis.

•                  Pension Curtailment – which occur on an infrequent basis.

We also use the non-GAAP measure “adjusted net income (loss) per diluted share available to common stockholders.”  Management believes this non-GAAP financial measure provides investors, potential investors, security analysts and others with useful information to evaluate the performance of the business because it excludes the resolution of certain income tax matters, gains and losses and charges that management believes are not indicative of the ongoing operating results of the business.  In addition, this non-GAAP financial measure is used by management to evaluate our operating performance for the same reasons as detailed above in the description of the related components excluded from EBITDA to arrive at adjusted EBITDA.